Exhibit 99B

For Immediate Release                   Contact: Rick DeLisi
March 2, 2001             Director, Corporate Communications
Page 1 of 3                                   (703) 650-6019

 Atlantic Coast Airlines Holdings, Inc. Announces Agreement
    Regarding Acquisition of Allegheny, Piedmont and PSA
          Company Also Reaffirms Earnings Guidance

Dulles, VA, (March 2, 2001) - Atlantic Coast Airlines Holdings, Inc. (Atlantic Coast) (NASDAQ/NM: ACAI) today announced it has entered into an agreement with UAL Corporation ("UAL"), parent of United Airlines, Inc. ("United") to acquire-through subsidiaries-the three regional airlines that are currently wholly-owned by US Airways Group, Inc. ("US Airways"). The three carriers are Allegheny Airlines, Piedmont Airlines and PSA Airlines. Closing of the acquisition from US Airways, which would be contingent upon and occur at the same time as closing of the proposed United/US Airways merger, is subject to regulatory approvals and to termination rights by UAL.

The aggregate purchase price for the three carriers, initially set at $200 million, will be paid at closing in the form of a promissory note due in 18 months. The ultimate purchase price for each of the three regional carriers will be negotiated during the 18-month term of the promissory note. If agreement cannot be reached on an ultimate purchase price as to any or all of the three carriers, Atlantic Coast's acquisition of that carrier will be unwound. The ultimate purchase price paid by Atlantic Coast may vary substantially from the amount of the promissory note, and there can be no assurances that Atlantic Coast will retain any or all of the three carriers. If Atlantic Coast is not the ultimate purchaser of at least one of the carriers, Atlantic Coast will receive a fee of up to $10.5 million.

During the period from closing until an agreement is reached on the ultimate purchase price, the three carriers will operate with their own management structures as separate subsidiaries of Atlantic Coast. There would be no layoffs at any of the three carriers for a period of no less than two years from the date of closing of the proposed United/US Airways merger. Collective bargaining agreements to which the three acquired carriers are parties will continue in effect, in accordance with their terms. The three carriers will execute United Express contract flying agreements with United at closing, in a form to be agreed, under which they will operate on a fee-per-departure basis, and certain services currently provided to the three carriers will continue. Under these arrangements, the operating results from the three carriers are not expected to contribute to Atlantic Coast's earnings until an ultimate agreement on purchase price is reached and new United Express agreements are finalized.




For accounting purposes, Atlantic Coast will not reflect the operating results or assets and liabilities of the three carriers on its consolidated financial statements until agreement is reached on the ultimate purchase price.

Allegheny is based in Harrisburg, PA, Piedmont is headquartered in Salisbury, MD and PSA is located in Vandalia, OH. The three regional carriers have total employment of approximately 4,300, and provide service over most of the Eastern U.S., utilizing a mix of Dash-8 and Dornier 328 turboprop aircraft.

The Company also confirmed that, based on results to date, it is comfortable with the consensus earnings estimate of $0.21 (adjusted for the recent two-for-one stock split) for the first quarter and with the Company's previous EPS guidance of $1.00 to $1.12 (split-adjusted) for the full year.

Statements in this press release regarding projections and expectations of future earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors relating to the transaction announced above include, among others, UAL's termination rights, ability to reach agreement with UAL on the final purchase price, financing of the final purchase price, unanticipated unreimbursed costs, ability of the three companies to operate as fully independent corporations, ability to resolve any conflicting provisions in collective bargaining agreements obligating any company involved in the transaction, operational issues involving any of the three airlines, and the impact of these new operations on existing operations. Such factors with respect to Atlantic Coast generally, including the three companies to be acquired, include, among others, unexpected costs or delays in the continuing implementation of new service, adverse weather conditions, the ability to hire and retain employees, satisfactory resolution of amendable union contracts, traffic congestion, flight reallocations, potential service disruptions due to work actions by employees of major airlines affiliated through code share arrangements, or public reaction to media reports of such actions. These and other factors are more fully disclosed under the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the period ended September 30, 2000. Atlantic Coast undertakes no obligation to update any of the forward-looking information included in this release, whether as a result of new information, future events, changed expectations or otherwise.

Atlantic Coast operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. The company has a fleet of 106 aircraft and offers approximately 650 daily departures, serving 51 destinations in 24 states.

Atlantic Coast employs over 3,200 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the NASDAQ National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.

                            # # #

NOTE: The company's senior management team will hold a conference call for analysts to discuss the details of today's announcement at 10:30am Eastern time.

A live webcast of the conference call will be available through the "For Investors" section of the Atlantic Coast website: www.atlanticcoast.com. The conference call will be available for replay through Thursday afternoon 3/8.